Exhibit 99.1

Media Contacts:	Investor Contacts:
Jennifer Albano	Steve Frank
1-862-399-0810 (o)	1-973-822-7141 (o)
jennifer.albano@zoetis.com	steve.frank@zoetis.com

Laura Panza	Nick Soonthornchai
1-973-975-5176 (o)	1-973-443-2792 (o)
laura.panza@zoetis.com	nick.soonthornchai@zoetis.com

Dr. Mark Stetter Elected to Zoetis Board of Directors

Dean of the University of California, Davis School of Veterinary Medicine brings extensive and valuable experience in animal health to Zoetis Board

PARSIPPANY, N.J. – May 22, 2025 – Zoetis Inc. (NYSE: ZTS) today announced the election of Dr. Mark Stetter to its Board of Directors, effective as of the company’s annual shareholder meeting on May 21, 2025.

Dr. Stetter brings extensive experience in veterinary medicine and animal health, including as Dean of the University of California, Davis School of Veterinary Medicine, to the Zoetis Board. His career in animal health includes pets, livestock, exotic animals, research and wildlife. He will serve on the Board’s Quality and Innovation Committee.

“Dr. Stetter brings invaluable real-world experience in animal health to our Board,” said Kristin Peck, Chief Executive Officer of Zoetis. “Our customers are at the heart of everything we do and leveraging Mark’s experiences and insights will help us continue to adapt and innovate to best serve them. We’re thrilled to have him join our Board as we continue to live our purpose of advancing care for animals.”

“We are pleased to welcome Dr. Mark Stetter to Zoetis’ Board of Directors, and we look forward to the contributions he will make as we continue to advance the animal health industry and deliver innovation to our customers,” said Zoetis Board Chair Michael McCallister.

Dr. Stetter has served as Dean of the University of California, Davis School of Veterinary Medicine since 2021. In this role he oversees all aspects of the school including education, research, veterinary hospitals, animal health diagnostic labs, centers and institutes. He was Dean and Professor at the College of Veterinary Medicine and Biomedical Sciences at Colorado State University from 2012 until 2021. Prior to joining higher education, Dr. Stetter held various roles at The Walt Disney Company, The Bronx Zoo/Wildlife Conservation Society and the Audubon Nature Institute. Dr. Stetter holds a Doctor of Veterinary Medicine and a Bachelor of Science degree in biochemistry and chemistry from the University of Illinois at Champaign-Urbana.

“I am incredibly grateful for the opportunity to join Zoetis’ Board of Directors,” said Dr. Mark Stetter. “As a veterinarian I've seen firsthand the impact the company’s innovative products have on animals, and I look forward to bringing my professional expertise and passion for animal health to Zoetis as they continue to advance care for the industry.”

About Zoetis
As the world’s leading animal health company, Zoetis is driven by a singular purpose: to nurture our world and humankind by advancing care for animals. After innovating ways to predict, prevent, detect, and treat animal illness for more than 70 years, Zoetis continues to stand by those raising and caring for animals worldwide – from veterinarians and pet owners to livestock producers. The company’s leading portfolio and pipeline of medicines, vaccines, diagnostics and technologies make a difference in over 100 countries. A Fortune 500 company, Zoetis generated revenue of $9.3 billion in 2024 with approximately 13,800 employees. For more information, visit www.zoetis.com.

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